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                                                                    EXHIBIT 7.17

                                BANK BOSTON, N.A.

February 24, 1999

Imagine Investments, Inc.
8150 North Central Expressway, Suite 1901
Dallas, Texas  75206
Attn:  Gary Goltz, General Counsel

Wilson Financial Corporation
7800 Belfort Parkway
Jacksonville, Florida  32256
Attn:  J. Steven Wilson, President

       Re: Release of Collateral for Loan from Bank Boston, NA. to Wilson Financial Corporation

Gentlemen:

       The purpose of this letter is to confirm the understanding and agreement of Bank Boston, N.A. (the "Bank"), concerning (i) the release of certain stock pledged as collateral for payment of the indebtedness owed by Wilson Financial Corporation, a Florida corporation (the "Borrower") to the Bank, and (ii) the grant by the Borrower to Imagine Investments, Inc., a Delaware corporation ("Imagine"), of a second lien on, and security interest in, the "Stock," as hereinafter defined.

       As of the date hereof, the Bank represents to Imagine that the Borrower has pledged a total of 2,224,961 shares of stock (the "Stock") of Riverside Group, Inc., a Florida corporation, owed by the Borrower to the Bank, as collateral for payment of the indebtedness owed by the Borrower to the Bank (the "Bank Boston Indebtedness"), the current outstanding principal balance of which is $3,000,000 as of the date hereof. The Bank agrees not to increase the outstanding principal balance of the Bank Boston Indebtedness and not to make any other loan to Borrower or to J. Steven Wilson ("Steven") and not to accept any guaranty from either of them that would be secured by a pledge of or lien on the Stock.

       The Borrower has advised the Bank that it intends to obtain a loan from Imagine in the amount of $6,000,000 (the "Imagine Loan"), which Loan will enable the Borrower to make its regularly scheduled payments of principal and interest on the Bank Boston Indebtedness, as well as to pay other obligations of the Borrower. The Borrower and Imagine have further advised the Bank that Imagine is not willing to make the Imagine Loan unless Imagine obtains a lien on and security interest in all of the Stock and other stock owned by the Borrower, and unless the Bank agrees to the pledge by the Borrower of all the stock of the Corporation owned by Borrower (of which the Stock is a part) and agrees to release portions of the Stock on a pro-rata basis, as principal reductions in the Bank Boston Indebtedness are made by the Borrower.

       The Bank hereby irrevocably consents to (i) the grant by Borrower and Steven of an option in favor of Imagine for Imagine to purchase 785,173 shares of the Stock (and/or other

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Imagine Investments, Inc.
Wilson Financial Corporation

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Page 2

shares of stock of the Corporation) and (ii) also the exercise of such option by Imagine, so long as $1,430,977.70 (785,173 shares x $1.35) of the purchase proceeds are applied to the Bank Boston Indebtedness, if it has not already then been paid off, at which time the Bank shall release its lien on the subject shares.

       The Bank hereby irrevocably consents to the making of the Imagine Loan to Borrower and the grant by the Borrower in favor of Imagine of a lien on, and security interest in, all of the Stock to secure the Imagine Loan (it being agreed and understood, that such lien on and security interest in the Stock in favor of Imagine shall be junior to the lien of the Bank on the Stock until such Stock is released by the Bank). The Bank further irrevocably agrees that upon its receipt of any payment of the principal of the Bank Boston Indebtedness (from whatever source), the Bank shall release portions of the Stock from the lien and security interest of the Bank thereon, based on the release of one (1) share of the Stock for each $1.35 of payment of principal of the Bank Boston Indebtedness; however, upon the final payment of principal of the Bank Boston Indebtedness, the Bank shall only release the remaining shares of Stock that it holds, upon the payment of the principal balance, plus accrued interest and the Bank's out of pocket costs.

       The Bank irrevocably agrees that upon its release of portions of the Stock from time to time as contemplated above, the Bank will obtain and deliver directly to Imagine at its address listed above, or to such other address as Imagine may notify the Bank in writing from time to time hereafter, original certificates representing such released shares of the Stock. Borrower and Imagine recognize that at the time the Bank is to release shares of the Stock to Imagine, the Bank may not be in possession of original certificates representing the exact number of shares to be released. If that is the case, the Bank agrees to promptly send to the transfer agent one or more certificates, representing shares aggregating not less than the number the Bank is to release to Imagine, and request that the certificates be divided into two or more certificates, one of which will be for the number of shares the Bank is to release to Imagine. The Bank will request of the transfer agent that it send the released shares directly to Imagine; however, if the transfer agent sends the certificate for the released shares back to the Bank, the Bank will immediately upon receipt forward same to Imagine. At the time the Bank sends shares to Imagine or to the transfer agent, the Bank will, under separate cover, send Imagine an executed blank stock power, if after doing so, the Bank will still have adequate powers for its own needs.

       Notwithstanding anything herein to the contrary, the Bank shall at all times, prior to the termination of the Agreement for Additional Compensation between the Bank and the Borrower, dated November 30, 1994, a copy of which is attached hereto as Exhibit A and incorporated herein for reference (the "Agreement"), hold at least 150,000 shares of the Stock, adjusted for dilution as provided in the Agreement (the "Base Shares"). Despite the Bank's option to purchase all or any portion of the Base Shares, as set forth in the Agreement, Imagine shall retain its lien in the Base Shares. If the Bank exercises its option to purchase the Base Stock, Imagine's lien thereon shall terminate and the Bank Shall forward such portion of the purchase proceeds, if any, as would otherwise go to the Borrower, to Imagine.

       Notwithstanding anything herein to the contrary, in the event of a default of the Bank Boston Indebtedness, the Bank may exercise all remedies available to it under the various instruments and agreements evidencing and governing the Bank Boston Indebtedness,

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Imagine Investments, Inc.
Wilson Financial Corporation

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Page 3

provided, the Bank first gives five (5) business days notice (the "Notice") to Imagine and Borrower of its intent to exercise such remedies. The Bank shall give Notice in writing and have it (1) personally delivered against a written receipt, (2) sent by confirmed telephonic facsimile, or (3) delivered to a reputable express messenger service (such as Federal Express, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows:

                  To Borrower:      Wilson Financial Corporation
                                    7800 Belfort Parkway
                                    Jacksonville, FL 32256
                                    Attn:  J. Steven Wilson
                                    Telephone: (904) 231-2200
                                    Fax: (904) 296-0584

                   To Imagine:      Imagine Investments, Inc.
                                    8150 North Central Expressway
                                    Suite 1901
                                    Dallas, Texas 75206
                                    Attn:  Gary Goltz, General Counsel
                                    Telephone: (214) 365-1905
                                    Fax: (214) 365-6905

                           cc:      Michael M. Fleishman, Esq.
                                    Greenebaum Doll & McDonald PLLC
                                    3300 National City Tower
                                    Louisville, Kentucky 40202
                                    Telephone: (502) 587-3530
                                    Fax: (502) 540-2131

       With respect to any payments received by the Bank during the five (5) business day Notice period, the release provision set forth above shall remain in full force and effect, and therefore, subject to our rights to retain shares for purposes of the Agreement, with respect of any payment received by the Bank during that period, the Bank shall release one (1) share of the Stock for each $1.35 of payment of principal that the Bank Boston Indebtedness received. Without including any amounts due as a result of the acceleration of the Bank Boston Indebtedness, if the payment referenced in this paragraph is sufficient to cure the default of the Bank Boston Indebtedness, the default shall be deemed cured. If the Bank Boston lndebtedness was accelerated, it shall be restored to the same position as if there had been no acceleration.

       If the Borrower defaults on the Bank Boston Indebtedness, the Bank hereby grants Imagine the right to purchase, in its entirety, but not in part, the Bank Boston Indebtedness at par plus accrued interest and the Bank's out of pocket costs, in which event, all of the loan documents, notes, collateral (including, but not limited to the Stock and associated stock powers) and other instruments or documents evidencing or securing the indebtedness then held by the Bank will be assigned to Imagine without recourse and without representations and warranties of any kind, except as to the amounts, including accrued interest, due and payable to the Bank. Following such assignment, all documents assigned shall be promptly delivered to

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Imagine Investments, Inc.
Wilson Financial Corporation

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Imagine. The original certificates of stock shall be accompanied by whatever stock powers Bank Boston now holds.

       Further, the Bank agrees that it is holding all of the Stock as agent for Imagine to perfect Imagine's lien on and security interest in the Stock, and that it will not increase the amount of the Bank Boston Indebtedness. The Bank has no affirmative duties as agent other than the duty to hold the Stock for Imagine and to perform its other obligations set forth in this letter agreement. The Bank shall not be held liable to imagine or Borrower, their successors and/or assigns, for actions taken in its capacity as agent which result in damages, losses or expenses relating to the Stock, unless the same shall be caused by the gross negligence or willful misconduct of the Bank.

       The Bank agrees that all of its agreements under this letter are and shall be irrevocable, even if the Bank Boston Indebtedness is in default and even if the Borrower becomes insolvent and/or is involved as the debtor in a bankruptcy proceeding. Notwithstanding the foregoing, with respect to any shares of the Stock that the Bank is entitled to retain following the five (5) business day Notice period, the Bank shall have the absolute right, to exercise all remedies provided for in, and to sell such shares in accordance with, the governing loan documents. The sale of the shares shall be free and clear of Imagine's interests in the Stock, except that Imagine shall be entitled to receive net proceeds from the sale, if any, after payment of the Bank Boston Indebtedness at par, accrued interest thereon and the Bank's out of pocket costs. Imagine is not hereby waiving the Bank's duty and obligation to sell the Stock in a commercially reasonable manner.

       Imagine agrees that if the Borrower defaults on the loan made by Imagine to Borrower, Imagine shall not foreclose on its second lien without first paying off the Bank Boston Indebtedness.

       The Bank acknowledges that Imagine is relying upon this letter in agreeing to make the Imagine Loan, without which it would not agree to make the Imagine Loan. Borrower and Imagine acknowledge that the Bank is relying upon this letter in consenting to a second lien being placed on, and a security interest in, the Stock, without which it would not agree to such additional encumbrances.

                                              Sincerely,

                                              BANK BOSTON, N.A.


                                              By:     illegible
                                                 -------------------------------

                                              Title: Managing Director
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Imagine Investments, Inc.
Wilson Financial Corporation

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Agreed to:

Wilson Financial Corporation

By:    /s/ J. Steven Wilson
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Title:     President
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Date:      February 24, 1999
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Agreed to:

Imagine Investments, Inc.


By:    /s/ Charles L. Greiner
       ----------------------------------

Title:     Vice President
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Date:      February 24, 1999
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